FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, BC, V6E 4A2

Phone:  604-683-6332 / Fax: 604-408-7499

Item 2.	Date of Material Change

August 12, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is August 12, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer Receives Share Ownership Top-up Notice from AngloGold Ashanti (USA) Exploration Inc.

Item 5.	Full Description of Material Change

The Issuer reports that AngloGold Ashanti (U.S.A.) Exploration Inc., a subsidiary of AngloGold Ashanti Limited (“AngloGold”), has exercised its right to maintain its 13.2907% equity interest in the Issuer.  AngloGold’s equity interest had been diluted by virtue of the Issuer’s issuance of shares since October 31, 2009 (other than in connection with financings), principally due to the exercise of incentive stock options and broker options.

As a consequence of AngloGold’s election to exercise its “top-up” right, the Issuer will sell to AngloGold, on a private placement basis, an aggregate of 415,041 common shares at a price of CAD 5.26 per share (reflecting the 5 day volume-weighted average price of the Issuer’s common shares on the TSX preceding August 12, 2010 of CAD 6.18 less the maximum allowable discount (15%), as required by the provisions of the “top-up” right) for gross proceeds of CAD 2,183,115.66.  The private placement is subject to execution of formal documentation and the acceptance for filing thereof by the TSX and NYSE-Amex on behalf of the Issuer.  The common shares issued in the private placement will be subject to a hold period in Canada expiring 4 months plus one day after closing.  The net proceeds from the private placement are anticipated to be used by the Issuer for continued work on the Livengood Gold project in Alaska and general working capital.

The “top-up” provision, contained in the June 30, 2006 purchase agreement among AngloGold, the Issuer and Talon Gold Alaska, Inc. pursuant to which the Issuer acquired AngloGold’s Alaskan assets (including the Issuer’s flagship Livengood property), gives AngloGold the right, twice a year, to maintain its then current equity ownership percentage in the Issuer on an ongoing basis thereby avoiding dilution as a result of the issuance of shares by the Issuer in connection with property payments or warrant or option exercises.  AngloGold also has a separate right to participate in any equity financings by the Issuer up to its then pre-financing percentage equity interest.

The common shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended, (the “1933 Act”), or any state securities laws, may not be offered or sold in the United States absent registration under the 1933 Act and any applicable state securities laws or pursuant to an exemption therefrom and are being issued to AngloGold pursuant to exemptions from such registration requirements.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the private placement to AngloGold Ashanti (U.S.A.) Exploration Inc. and the proposed use of the proceeds of the financing by the Issuer, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the private placement.  Other risks and uncertainties are disclosed in the Issuer’s annual information form  filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.: (303) 470-8700

Item 9.	Date of Report

August 17, 2010